Exhibit 5.1

June 18, 2025

Abpro Holdings, Inc.

68 Cummings Park Drive

Woburn, Massachusetts 01801

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Abpro Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about June 18, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, related to the offering of up to an aggregate of 6,240,773 shares (the “Company Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Abpro Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). In addition, the Registration Statement registers the resale of up to 6,985,959 shares (the “Rollover Shares” and, together with the Company Shares, the “Shares”) of Common Stock issuable to certain selling stockholders listed in in the reoffer prospectus included in the Registration Statement (the “Reoffer Prospectus”) upon the exercise or settlement of Rollover Options and Rollover RSUs (each as defined in the Reoffer Prospectus), respectively, that were originally issued by Abpro Corporation (“Abpro”) pursuant to the Abpro Corporation 2014 Stock Incentive Plan (the “Abpro Plan”), such Rollover Shares being assumed under the 2024 Plan. This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K promulgated by the SEC.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments, certificates and records as we deem necessary or advisable for the purposes of this opinion letter, including, without limitation, the 2024 Plan, the Abpro Plan, the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and certain resolutions adopted by the Company’s board of directors.

As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, on certificates and oral or written statements and other information of or from officers and representatives of the Company and public officials and on factual information included in the Company’s filings with the SEC. We have assumed the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies thereof, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that the Shares will be issued in accordance with the 2024 Plan, as applicable, and that the Company will receive legal consideration for the issuance of the Shares (in an amount not less than the par value thereof).

On the basis of the foregoing, and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Company Shares that may be issued and sold from time to time in accordance with the 2024 Plan have been duly authorized and, when issued and delivered in accordance with the 2024 Plan, the Company Shares will be validly issued, fully paid and nonassessable.

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

Abpro Holdings, Inc.

June 18, 2025

2.	The Rollover Shares will upon the due and valid exercise or settlement of the Rollover Options and Rollover RSUs, respectively, in accordance with the Abpro Plan and the terms of binding agreements in respect of such Rollover Options and Rollover RSUs entered into between Abpro and the persons being granted such Rollover Options and Rollover RSUs, and in the case of a Rollover Option, receipt by the Company of payment in full for each such Rollover Share to be issued upon the exercise of such Rollover Option, be validly issued and outstanding as fully paid and non-assessable Common Stock of the Company.

This opinion letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Our opinions are based upon and limited to the Delaware General Corporation Law, and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any of the Shares.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP